Exhibit 11.4

June 27, 2017

Board of Directors

MogulREIT II, Inc.

10780 Santa Monica Blvd.

Suite 140

Los Angeles, CA 90025

RE:MogulREIT II, Inc. – Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to MogulREIT II, Inc., a Maryland corporation (the “Company”) in connection with the filing of an offering circular pursuant to a Tier 2 offering (as defined in Rule 251 under the Securities Act of 1933, as amended), as such offering circular may be amended from time to time (the “Offering Circular”), with the Securities and Exchange Commission (the “Commission”), relating to the proposed offering (the “Offering”) of up to $50,000,000 in shares of the Company’s common stock (“Common Stock”).

In rendering this opinion letter, we have examined or are otherwise familiar with the following: (i) originals or copies of the documents, records, and other instruments relating to the organization and operation of the Company, including the Articles of Incorporation, filed with the Maryland State Department of Assessments and Taxation (the “MD SDAT”) on January 13, 2017,  the Form of Amended and Restated Articles of Incorporation filed as an exhibit to the Offering Circular, and the Bylaws of the Company,  (ii) the Agreement of Limited Partnership for MogulREIT II Operating Partnership, LP (the “Operating Partnership”),  (iii) the Company’s officer’s certificate delivered to us as of the date hereof containing certain factual representations and setting forth certain representations and covenants relating to the organization and proposed method and manner in which you intend to operate the Company, the Operating Partnership, and any subsidiaries (if any), and their respective anticipated income and assets for the periods in question (the “Officer’s Certificate”), and (iv) such other documents as we deemed necessary or appropriate as may have been presented to us by the Company from time to time (items (i) through (iv) collectively, the “Documents”).  All capitalized terms used herein and not defined herein shall have the same meanings ascribed to them in the Offering Circular.

The opinions set forth in this letter are based on the relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the U.S. Department of the Treasury (including proposed and temporary regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history, all as of the date hereof.  These provisions and interpretations are subject to different interpretations

MogulREIT II, Inc.

June 27, 2017

and may change at any time, which may or may not be retroactive in effect, and which could adversely affect our opinions.  In this regard, an opinon of counsel with respect to any issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, but it is not binding on the Internal Revenue Service (the “IRS”) or the courts, and it is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such contrary position if asserted by the IRS.

In connection with the opinions rendered below, we have assumed with your consent that:

1. Each of the Documents has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended in any material respect;
2. All representations and statements set forth in the Documents are true, correct and complete and will remain true, correct and complete;

3. All representations and statements set forth in the Officer’s Certificate made “to the knowledge of” or “in the belief of” any person or that are similarly qualified are and will be true, complete and correct without such qualification;

4. All obligations imposed by any of the Documents on the parties thereto or bound thereby have been or will be performed or satisfied in accordance with their terms;

5. The transactions contemplated by the Offering Circular will be consummated in accordance with the terms of the Offering (and no transaction or condition described therein and affecting these opinions will be waived by any party);

6. The Company, the Operating Partnership, and their subsidiaries at all times will operate in accordance with the method of operation described in their organizational documents and the Officer’s Certificate;

7. Neither the Company nor any of its subsidiaries will make any amendments to its organizational documents or the other documents reviewed in connection with this opinion letter after the date of hereof that would affect the Company’s qualification as a real estate investment trust pursuant to Sections 856 through 860 of the Code (a “REIT”) for any taxable year; and

8. No action will be taken by the Company or any of its subsidiaries after the date hereof (including a revocation or intentional termination of the Company’s election to be treated as a REIT for any tax year of the Company) that would have the effect of altering the facts upon which the opinions set forth below are based in a manner that affects these opinions.

The opinions set forth in this letter also are premised on various factual matters contained in the Officer’s Certificate addressing matters that are germane to the determination that the Company and its subsidiaries have been owned and operated in such a manner that the Company has satisfied the requirements for qualification as a REIT under the Code, and that the Company and its subsidiaries will be owned and operated in such a manner that the Company will continue to satisfy the requirements for qualification as a REIT under the Code, as well as other factual matters addressed in this opinion letter.

MogulREIT II, Inc.

June 27, 2017

We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.  Where the factual matters in the Officer’s Certificate involve terms defined in the Code, the Regulations, published rulings of the Internal Revenue Service, or other relevant authority, to the extent requested by the Company Representative (as defined below), we have reviewed with the Company representative signing the Officer’s Certificate or his or her designee familiar with the matters set forth in the Officer’s Certificate (the “Company Representative”) the relevant provisions of the Code, the Regulations, and relevant authorities germane to such certificate.  We have discussed with the Company Representative the factual matters in the Officer’s Certificate, including those matters regarding the formation and operation of the Company and the Operating Partnership and other matters affecting the Company’s ability to qualify as a REIT.

Based upon the foregoing and subject to the limitations contained in this letter, we are of the opinion that:

(i)

commencing with the Company’s taxable year ended December 31, 2017, or, if later, the first year in which the Company commences material operations, the Company will be organized and operated in conformity with requirements for qualification and taxation as a REIT pursuant to Sections 856 through 860 of the Code, and the Company’s  proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

(ii)

the discussion in the Offering Circular under the heading “U.S. Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is a fair and accurate summary of the U.S. federal income tax considerations that are likely to be material to a holder of the Company’s  Common Stock.

Our opinions are based solely on the Documents that we have examined and the factual representations that have been made to us, and cannot be relied upon if any of the facts contained in the Documents are, or later become, inaccurate or if any of the factual representations made to us in the Officer’s Certificate are, or later become, inaccurate, or the covenants made therein are not complied with.  Further, we have assumed and relied on your representations that the information presented in the Documents accurately and completely describes all material facts relevant to our opinion.  We have not undertaken an independent investigation of all of the factual representations referred to in this letter or the Officer’s Certificate.  However, no facts have come to our attention that would cause us to question the accuracy of such factual representations in a material way.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter, and we undertake no obligation to update the opinions expressed herein after the date of this letter.  The Company’s qualification and taxation as a REIT will depend upon the Company’s ability to meet on a continuing

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June 27, 2017

basis, through actual annual operating and other results, the various requirements under the Code as described in the Offering Circular with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company for any given taxable year will satisfy the requirements under the Code for the Company’s qualification and taxation as a REIT.

We are furnishing this opinion letter in connection with Offering Circular.  Except as provided in the next paragraph,  this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

We consent to the use of our name in the Offering Circular and to the use of this opinion letter for filing as an exhibit to the Offering Circular.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Most sincerely,
MORRIS, MANNING & MARTIN, LLP
/s/ Bradford R. Lenox
By:	Bradford R. Lenox, Partner